Exhibit 4.3

Description of Biohaven Pharmaceutical Holding Company Ltd.’s Securities Registered Under Section 12 of the Exchange Act

The following summary of the common shares of Biohaven Pharmaceutical Holding Company Ltd. (“Biohaven”, “we” or “us”) is based on and qualified by our amended and restated memorandum and articles of association (“memorandum and articles of association”). Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our memorandum and articles of association, which is filed as an exhibit to this Annual Report on Form 10-K.

General
We are a company incorporated in the British Virgin Islands (“BVI”) on September 25, 2013, and our affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, and by the provisions of applicable BVI law.

Authorized Share Capital
As of December 31, 2019, we had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common shares, no par value. Our memorandum and articles of association authorize us to issue up to 200,000,000 common shares. As of February 21, 2020, there were 58,282,598 common shares issued and outstanding, held of record by 57 shareholders.
Our memorandum and articles of association also authorize us to issue up to 3,992 Series A preferred shares, no par value (the “Series A Preferred Shares”) and 9,996,008 preferred shares, no par value, but these classes of securities are not registered under Section 12 of the Exchange Act. Our board of directors may establish the rights and preferences of the preferred shares from time to time. As of February 21, 2020, there were 2,495 Series A Preferred Shares issued and outstanding, held of record by a single shareholder, RPI Finance Trust (“RPI”) and no undesignated preferred shares issued and outstanding.

Common Shares
Voting. Holders of common shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. Holders of our common shares do not have cumulative voting rights.
Dividends. Holders of common shares are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to the preferential rights in respect of the Series A Preferred Shares or any other preferred shares. See “Item 5. Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities—Dividend Policy” in this Annual Report on Form 10-K.
Liquidation. All holders of common shares are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the company, subject to the preferential rights in respect of any preferred shares, including our Series A Preferred Shares.
Lability for Calls and Assessments. All outstanding common shares are fully paid and nonassessable.
Other. Holders of common shares do not have any preemptive or other rights to subscribe for additional shares pursuant to our memorandum and articles of association. Holders of common shares have no conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common shares.
Listing and Transfer Agent. Our common shares are listed on the New York Stock Exchange under the trading symbol “BHVN.”
Transfer Agent and Registrar. The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.
The rights, preferences and privileges of the holders of common shares are subject to, and may be adversely affected by, the rights of the holders of shares of our Series A Preferred Shares and any other series of preferred shares that we may designate in the future.

Preferred Shares
Our board of directors has the authority, without further action by our common shareholders, but subject to certain matters reserved to the Series A Preferred shareholders, to issue up to 9,996,008 preferred shares in one or more other series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common shares and the voting and other rights of the holders of our common shares. It is not possible to state the actual effect of the issuance of any preferred shares on the rights of holders of common shares until the board of directors determines the specific rights attached to the preferred shares.

Series A Preferred Shares
The terms of our Series A Preferred Shares that are material to the rights of our common shares include:
Voting. The Series A Preferred Shares are entitled to vote with the common shares on matters submitted to a vote of the holders of common shares on the basis of 1,000 votes per share.
Liquidation. The Series A Preferred Shares have a liquidation preference equal to two times (2x) the original purchase price therefor in the event of a voluntarily or involuntary liquidation, dissolution or winding up of the Company.
Protective Provisions. The Series A Preferred Shares have customary protective provisions which provide that, without the approval of holders of a majority of the Series A Preferred Shares, the Company may not adversely affect the rights of the Series A Preferred Shares or create, authorize or issue any class or series of equity securities of the Company senior to, or pari passu with, the Series A Preferred Shares. However, the Company is permitted to issue equity securities ranking junior to the Series A Preferred Shares, including common shares, as well as convertible and/or non-convertible debt.
Other. In the event the Company defaults on any obligation to redeem Series A Preferred Shares when required, the redemption amount shall accrue interest at the rate of eighteen percent (18%) per annum. If any such default continues for at least one year, the holders of such shares shall be entitled to convert, subject to certain limitations, such Series A Preferred Shares into common shares, with no waiver of their redemption rights. The Series A Preferred Shares are otherwise not convertible into common shares in any circumstances.

Anti‑takeover Provisions in Our Memorandum and Articles of Association
Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. Pursuant to our memorandum and articles of association:
•the board of directors is authorized to issue “blank check” preferred stock without shareholder approval;
•the board of directors is classified, with members serving staggered three-year terms;
•vacancies on the board of directors may be filled only by the board of directors;
•shareholders may remove directors only for cause by the affirmative vote of 66 2/3% of the outstanding common shares entitled to vote on the election of directors;
•the board of directors is expressly authorized to amend any provision of our memorandum and articles of association, other than those provisions which restrict the power of the shareholders or to amend the memorandum and articles of association, change the percentage of shareholders required to amend the memorandum and articles of association, or in circumstances where the memorandum and articles of association cannot be amended by the shareholders;
•shareholders may amend our memorandum and articles of association only with the affirmative vote of the holders of at least seventy-five percent (75%) of the then-outstanding shares entitled to vote on the matter;
•shareholders may not cumulate votes in the election of directors;
•shareholders may take action only at a duly called meeting of the shareholders, and shareholders are not permitted to act by written consent;

•shareholders holding less than 10$ of the votes of the outstanding shares entitled to vote at a meeting may not call a special meetings of the shareholders ;
•shareholders must satisfy advance notice procedures to submit proposals or nominate directors for consideration at a shareholder meeting; and
•we will indemnify officers and directors against losses that they may incur as a result of investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.
Under BVI law, however, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as they believe in good faith to be in the best interests of our company and in accordance with directors’ duties under BVI law, which are summarized below.

Directors’ Fiduciary Duties
Under BVI law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our memorandum and articles of association. A shareholder has the right to seek damages for breaches of duties owed to us by our directors in addition to other relief.